EXHIBIT 99.1

PRESS RELEASE

CONTACT INFORMATION

Kip E. Meintzer, Investor Relations	Cynthia Harris, Public Relations
PalmSource, Inc.	PalmSource, Inc.
408.400.1909	408.400.1928
Kip.Meintzer@PalmSource.com	Cynthia.Harris@PalmSource.com

PalmSource Prepays Texas Instruments Convertible Note

SUNNYVALE, Calif., June 16, 2004 – PalmSource, Inc.™ (NASDAQ: PSRC) provider of Palm OS™, a leading operating system powering next generation mobile devices and smartphones, has prepaid the $15 million convertible subordinated note held by Texas Instruments, Inc. (NYSE: TXN) in exchange for a 12.5% discount on the outstanding principal. The note had an interest rate of 5%, payable semi-annually, and the $15 million principal was scheduled to be paid upon maturity on December 6, 2006. Under the terms of the prepayment agreement, PalmSource paid approximately $13 million (plus accrued interest) in June 2004 of the original $15 million principal outstanding, resulting in a discount of approximately $2 million.

About PalmSource

PalmSource, Inc. is the company behind Palm OS, a leading operating system powering mobile information devices. Approximately 33 million Palm Powered handhelds and smartphones have been sold to date worldwide. Industry leaders Aceeca, AlphaSmart, Fossil, Founder Technology, Garmin, GSL, Kyocera, Lenovo, palmOne, PerComm, Samsung, Sony, Symbol Technologies and Tapwave license Palm OS to create diverse mobile devices that meet unique customer needs. Palm OS has given rise to a large community of users, enterprises, developers and manufacturers, who together make up the Palm Powered Economy. More information about PalmSource is available at http://www.palmsource.com, http://www.palmsource.co.uk, http://www.palmsource.fr, http://www.palmsource.de and http://www.palmsource.com.cn.

Palm, Palm OS, PalmSource and Palm Powered are trademarks of Palm Trademark Holding Company, LLC.

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